_______________, 2006

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re: Global Opportunities Bond Fund

Ladies and Gentlemen:

      This is to advise you that Legg Mason Charles Street Trust, Inc. (the "Corporation") has established a new series of shares to be known as Global Opportunities Bond Fund (the "Fund"). In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated as of August 18, 1998, between the Corporation and State Street Bank and Trust Company (the "Contract"), the Corporation hereby requests that you act as Custodian of the Fund under the terms of the Contract. Attached as Annex I is a complete list as of the date hereof of the Funds for which State Street Bank and Trust Company will render services as Custodian under the Contract.

      Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Corporation and retaining one copy for your records. If you have any questions or comments, please call Gregory Merz, Esq. at (410) 454-5357.


                                    LEGG MASON CHARLES STREET TRUST, INC.



                                    By:_________________________

                                    Name: Gregory Merz
                                    Title: Vice President



Confirmed and Agreed:
STATE STREET BANK AND TRUST COMPANY


By:_________________________

Name:
Title:


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Annex I

Batterymarch U.S. Small Capitalization Equity Portfolio
Global Opportunities Bond Fund